CHOICE HOTELS INTERNATIONAL REPORTS FIRST QUARTER 2024 RESULTS

Record Global Rooms Pipeline, up 10% Sequentially including a 36% Increase for Conversion Hotels
Repurchases $196.6 Million of Common Stock Year-to-Date through April 30, 2024
Relaunches Park Inn by Radisson

NORTH BETHESDA, Md., May 8, 2024 – Choice Hotels International, Inc. (NYSE: CHH), one of the world’s leading lodging franchisors, today reported its first quarter 2024 results.

Highlights include:

•Net income was $31.0 million for first quarter of 2024, representing diluted earnings per share (EPS) of $0.62. As a result of one-time items, including due diligence and transaction pursuit costs, and the timing of net reimbursable expenses, net income and diluted EPS were 41% and 39% lower, respectively, for first quarter 2024 compared to the same period of 2023.

•First quarter 2024 adjusted net income, excluding certain items described in Exhibit 7, increased 9% to $63.7 million compared to the same period of 2023, and adjusted diluted EPS increased 14% to a first quarter record of $1.28 compared to the same period of 2023.

•Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for first quarter 2024 grew to $124.3 million, a first quarter record and a 17% increase compared to the same period of 2023.

•Global pipeline as of March 31, 2024, increased 10% to a company record of over 115,000 rooms from December 31, 2023, including a 36% increase in the global pipeline for conversion rooms. Domestic rooms pipeline as of March 31, 2024, increased by 11% since December 31, 2023, highlighted by a 59% increase for conversion rooms.

•In March 2024, the company’s Board of Directors approved an increase in the number of shares authorized under its share repurchase program by 5 million shares. The company has repurchased 1.5 million shares of common stock for $196.6 million year-to-date through April 30, 2024.

•In April 2024, the company further strengthened its revenue-intense portfolio by relaunching Park Inn by Radisson, a premium conversion brand for the value-conscious traveler positioned just below the Quality Inn brand, with the brand’s first opening expected in third quarter 2024.

•The company increased its guidance for diluted EPS and reiterated its guidance for net income, adjusted EBITDA, and adjusted diluted EPS for full-year 2024.

“Building on our record 2023 financial results, we drove first quarter performance to new levels, with adjusted EBITDA and EPS increasing by 17% and 14%, year-over-year, respectively,” said Patrick Pacious, President and Chief Executive Officer. “These impressive results demonstrate that we are unlocking the revenue synergies from the Radisson Americas acquisition, which has meaningfully enhanced our growth profile and opened new incremental earnings streams. Looking ahead, we are confident that our versatile business model with multiple drivers positions us well to deliver continued earnings growth and create shareholder value.”

Financial Performance

•Total revenues were $331.9 million for first quarter of 2024, a 0.3% decrease compared to the same period of 2023. For first quarter 2024, compared to the same period of 2023, revenues, excluding reimbursable revenue from franchised and managed properties, calculated as total revenues net of reimbursable revenue of $129 million, increased 16% to $203 million.

•Royalty, licensing, and management fees totaled $105.5 million for first quarter 2024 compared to $107.5 million for the same period of 2023.

•First quarter 2024 domestic effective royalty rate increased 4 basis points to 5.03% compared to the same period of 2023.

•Domestic revenue per available room (RevPAR) decreased 590 basis points for the three-month period ended March 31, 2024, compared to the same period of 2023, in part reflecting the timing of Easter weekend and tougher year-over-year comparisons. Domestic RevPAR increased 8.2% for the three month period ended March 31, 2024 compared to the same period of 2019.

Development

•The company’s domestic upscale, extended stay, and midscale portfolio reported a 1.2% increase for hotels and 0.9% increase for rooms since March 31, 2023. The domestic extended stay hotels portfolio grew by 17.4% since March 31, 2023, driven by increases in each of the segment’s brands. The company’s total domestic system size increased to over 6,200 hotels and over 494,000 rooms as of March 31, 2024.

•The international portfolio, as of March 31, 2024, expanded by 1.3% in the number of hotels and by 2.3% in the number of rooms from March 31, 2023. As of March 31, 2024, the international rooms pipeline increased by 3% from December 31, 2023, and the company more than doubled the number of international rooms in the pipeline since March 31, 2023.

•The company opened an average of over four hotels per week for a total of 55 hotel openings in first quarter 2024, a 20% increase compared to the same period of 2023. Of the domestic franchise agreements executed for conversion hotels over the trailing twelve months ending March 31, 2024, 113 opened in the same year, a 43% increase over the comparable period of the prior year.

•Total domestic franchise agreements for the company's upscale, extended stay, and midscale brands executed in first quarter increased by 7% compared to the same period of 2023 and constituted 92% of total domestic franchise agreements awarded in 2024. Of the total domestic franchise agreements awarded in first quarter 2024, 80% were for conversion hotels.

Shareholder Returns

During the three months ended March 31, 2024, the company paid cash dividends totaling $14.7 million.

During the three months ended March 31, 2024, the company repurchased approximately 0.4 million shares of common stock for $60.6 million under its stock repurchase program and through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company’s equity incentive plans. An additional 1.1 million shares of common stock have been repurchased year-to-date through April 30, 2024 for $136.0 million.

As of April 30, 2024, the company had 5.3 million shares of common stock remaining under the current share repurchase authorization.

Outlook

The outlook information below includes forward-looking non-GAAP financial measures, which management uses in forecasting performance. The adjusted numbers in the company’s outlook below exclude the net surplus or deficit generated from reimbursable revenue from franchised and managed properties, due diligence and transition costs, additional repurchases of company stock, and other items:

	Full-Year 2024	Prior Outlook
Net Income	$260 – $274 million	$260 – $274 million
Adjusted Net Income	$306 – $320 million	$316 – $331 million
Adjusted EBITDA	$580 – $600 million	$580 – $600 million
Diluted EPS	$5.35 – $5.65	$5.19 – $5.49
Adjusted Diluted EPS	$6.30 – $6.60	$6.30 – $6.60
Effective Income Tax Rate	24.5%	24.5%

	Full-Year 2024	Prior Outlook
vs. Full-Year 2023
Domestic RevPAR Growth	Flat to 2%	Flat to 2%
Domestic Effective Royalty Rate Growth	Mid-single digits	Mid-single digits
Domestic Net Unit Growth (1)	Approximately 2%	Approximately 2%
(1) upscale, extended stay, and midscale brands

Webcast and Conference Call

Choice Hotels International will conduct a live webcast to discuss the company’s first quarter 2024 earnings results on May 8, 2024, at 10:00 a.m. on the company’s investor relations website, www.investor.choicehotels.com, accessible via the Events and Presentations tab.

A conference call will also be available. Participants may listen to the call by dialing (800) 549-8228 domestically or (646) 564-2877 internationally using conference ID 32373.

A replay and transcript of the event will be available on the company’s investor relations website within 24 hours at www.investor.choicehotels.com/events-and-presentations.

About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world, with nearly 7,500 hotels, representing more than 630,000 rooms, in 45 countries and territories as of March 31, 2024. A diverse portfolio of 22 brands that range from full-service upper upscale properties to midscale, extended stay, and economy enables Choice® to meet travelers’ needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® rewards program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.

Forward-Looking Statements

Information set forth herein includes “forward-looking statements.” Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of Choice’s revenue, expenses, EBITDA, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock and other financial and operational measures, including occupancy and open hotels, RevPAR, and Choice’s liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions, including access to liquidity and capital; the ability to realize the anticipated long-term benefits and synergies of the acquisition of Radisson Hotels Americas as rapidly or to the extent anticipated; changes in consumer demand and confidence, including consumer discretionary spending and the demand for travel, transient and group business; the timing and amount of future dividends and share repurchases; future domestic or global outbreaks of epidemics, pandemics or contagious diseases or fear of such outbreaks, and the related impact on the global hospitality industry, particularly but not exclusively the U.S. travel market; changes in law and regulation applicable to the travel, lodging or franchising industries, including with respect to the status of the company’s relationship with employees of our franchisees; foreign currency fluctuations; impairments or declines in the value of the company’s assets; operating risks common in the travel, lodging or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel development, financing and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; the impact of inflation; cyber security and data breach risks; climate change and sustainability related concerns; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations; labor shortages; the outcome of litigation; and our ability to effectively manage our indebtedness and secure our indebtedness, including additional indebtedness incurred as a result of the acquisition of Radisson Hotels Americas. These and other risk factors are discussed in detail in the company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measurements and Other Definitions

The company evaluates its operations utilizing the performance metrics of EBITDA, adjusted EBITDA, adjusted net income, and adjusted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibits 6 and 7, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income and EPS. The company’s calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited. We discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the adjusted EBITDA, adjusted net income and adjusted EPS presented herein also exclude restructuring of the company’s operations including employee severance benefit, income taxes and legal costs, acquisition related to business combination, due diligence and, transition costs, fluctuations in the market value of equity securities purchased in contemplation of the proposed acquisition of Wyndham Hotels, global ERP system implementation, and related costs to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Earnings Before Interest, Taxes, Depreciation, and Amortization and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, impairments and gains on sale of business and assets, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates and gain on extinguishment of debt. Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by reimbursable revenue from franchised and managed properties. We consider EBITDA and adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use these measures, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings, and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. These measures also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-

plan investments recorded in selling, general and administrative (SG&A) expenses are excluded from adjusted EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from reimbursable revenues from franchised and managed properties are excluded, as the company’s franchise and management agreements require these revenues to be used exclusively for expenses associated with providing franchise and management services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from these activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and EPS exclude the impact of surpluses or deficits generated from reimbursable revenue from franchised and managed properties and gains on extinguishment of debt. Surpluses and deficits generated from reimbursable revenue from franchised and managed properties are excluded, as the company’s franchise agreements require these revenues to be used exclusively for expenses associated with providing franchised and managed services, such as central reservation systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted EPS to be indicators of operating performance because excluding these items allows for period-over-period comparisons of our ongoing operations.

Occupancy: Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel for a given period. Occupancy measures the utilization of the hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. The company calculates occupancy based on information as reported by its franchisees. To accurately reflect occupancy, the company may revise its prior years’ operating statistics for the most current information provided.

Average Daily Rate (ADR): ADR represents hotel room revenue divided by the total number of room nights sold for a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and management uses ADR to assess pricing levels that the company is able to generate. The company calculates ADR based on information as reported by its franchisees. To accurately reflect ADR, the company may revise its prior years’ operating statistics for the most current information provided.

RevPAR: RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of hotel performance and therefore company royalty and system revenues as it provides a metric correlated to the two key drivers of operations at a hotel: occupancy and ADR. The company calculates RevPAR based on information as reported by its franchisees. To accurately reflect RevPAR, the company may revise its prior years’ operating statistics for the most current information provided. RevPAR is also a useful indicator in measuring performance over comparable periods.

Pipeline: Pipeline is defined as hotels awaiting conversion, under construction or approved for development, and master development agreements committing owners to future franchise development.

Contacts

Allie Summers, Senior Director, Investor Relations
IR@choicehotels.com

© 2024 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.				Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months ended March 31,
			Variance
	2024	2023	$	%
REVENUES
Royalty, licensing and management fees	$105,467	$107,492	$(2,025)	(2)%
Initial franchise fees	6,705	7,882	(1,177)	(15)%
Platform and procurement services fees	13,756	13,843	(87)	(1)%
Owned hotels	24,991	22,332	2,659	12%
Other	16,357	10,627	5,730	54%
Other revenues from franchised and managed properties	164,673	170,616	(5,943)	(3)%
Total revenues	331,949	332,792	(843)	—%

OPERATING EXPENSES
Selling, general and administrative	48,625	48,921	(296)	(1)%
Business combination, diligence and transition costs	15,844	10,362	5,482	53%
Depreciation and amortization	10,935	10,023	912	9%
Owned hotels	19,323	17,146	2,177	13%
Other expenses from franchised and managed properties	177,073	168,489	8,584	5%
Total operating expenses	271,800	254,941	16,859	7%

Operating income	60,149	77,851	(17,702)	(23)%

OTHER EXPENSES AND INCOME, NET
Interest expense	20,181	14,084	6,097	43%
Interest income	(1,731)	(1,883)	152	(8)%
Other loss (gain)	1,336	(1,908)	3,244	(170)%
Equity in net loss of affiliates	155	63	92	146%
Total other expenses and income, net	19,941	10,356	9,585	93%

Income before income taxes	40,208	67,495	(27,287)	(40)%
Income tax expense	9,199	14,675	(5,476)	(37)%
Net income	$31,009	$52,820	$(21,811)	(41)%

Basic earnings per share	$0.63	$1.02	$(0.39)	(38)%

Diluted earnings per share	$0.62	$1.02	$(0.40)	(39)%

Choice Hotels International, Inc.		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31,	December 31,
	2024	2023

ASSETS
Cash and cash equivalents	$42,111	$26,754
Accounts receivable, net	225,173	195,896
Other current assets	71,217	73,880
Total current assets	338,501	296,530

Property and equipment, net	517,903	493,478
Operating lease right-of-use assets	84,869	85,101
Goodwill	220,187	220,187
Intangible assets, net	821,029	811,075
Notes receivable, net of allowances	77,336	78,900
Investments in equity securities, at fair value	109,861	116,374
Investments in affiliates	78,782	70,579
Investments, employee benefit plans, at fair value	43,747	39,751
Other assets	182,863	182,824

Total assets	$2,475,078	$2,394,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$135,297	$131,284
Accrued expenses and other current liabilities	70,164	109,248
Deferred revenue	116,003	108,316
Current portion of long-term debt	499,471	499,268
Liability for guest loyalty program	98,577	94,574
Total current liabilities	919,512	942,690

Long-term debt	1,195,730	1,068,751
Deferred revenue	132,274	133,501
Deferred compensation & retirement plan obligations	49,021	45,657
Operating lease liabilities	110,529	109,483
Liability for guest loyalty program	45,292	43,266
Other liabilities	15,993	15,853

Total liabilities	2,468,351	2,359,201

Total shareholders' equity	6,727	35,598

Total liabilities and shareholders' equity	$2,475,078	$2,394,799

Choice Hotels International, Inc.		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$31,009	$52,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,935	10,023
Depreciation and amortization – other expenses from franchised and managed properties	7,028	9,276
Franchise agreement acquisition cost amortization	6,185	4,637
Non-cash share-based compensation and other charges	10,597	10,630
Non-cash interest, investments, and affiliate loss (income), net	2,510	(1,442)
Deferred income taxes	(736)	7,566
Equity in net loss of affiliates, less distributions received	1,200	421
Franchise agreement acquisition costs, net of reimbursements	(33,486)	(28,092)
Change in working capital and other	(33,501)	(53,806)
Net cash provided by operating activities	1,741	12,033
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in property and equipment	(32,777)	(19,566)
Investments in intangible assets	(1,439)	(1,097)
Contributions to investments in affiliates	(9,317)	(3,620)
Proceeds from the sale of affiliates	—	868
Purchases of investments for employee benefit plans	(1,633)	(2,670)
Proceeds from sales of investments for employee benefit plans	1,591	716
Proceeds from sales of equity securities	1,230	—
Issuances of notes receivable	(1,042)	(3,660)
Collections of notes receivable	884	337
Other items, net	(233)	(771)
Net cash used in investing activities	(42,736)	(29,463)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings pursuant to revolving credit facilities	126,500	176,000
Debt issuance costs	—	(755)
Purchases of treasury stock	(59,459)	(160,488)
Dividends paid	(14,728)	(12,821)
Proceeds from the exercise of stock options	4,160	5,504
Net cash provided by financing activities	56,473	7,440
Net change in cash and cash equivalents	15,478	(9,990)
Effect of foreign exchange rate changes on cash and cash equivalents	(121)	103
Cash and cash equivalents, beginning of period	26,754	41,566
Cash and cash equivalents, end of period	$42,111	$31,679

									Exhibit 4
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended March 31, 2024			For the Three Months Ended March 31, 2023			Change
	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR
Upscale & Above (1)	$142.90	51.0%	$72.93	$139.70	51.5%	$71.99	2.3%	(50)	bps	1.3%
Midscale & Upper Midscale (2)	93.13	49.6%	46.19	95.15	52.2%	49.66	(2.1)%	(260)	bps	(7.0)%
Extended Stay (3)	60.48	69.4%	41.97	62.79	71.3%	44.74	(3.7)%	(190)	bps	(6.2)%
Economy (4)	66.64	42.9%	28.59	67.71	44.8%	30.34	(1.6)%	(190)	bps	(5.8)%
Total	$89.23	50.7%	$45.24	$91.18	52.7%	$48.06	(2.1)%	(200)	bps	(5.9)%

Effective Royalty Rate
	For the Three Months Ended
	March 31, 2024	March 31, 2023
System-wide	5.03%	4.99%

(1) Includes Ascend Hotel Collection, Cambria, Park Plaza, Radisson, Radisson Blu, Radisson Individuals, and Radisson RED brands.
(2) Includes Clarion, Comfort Inn, Country Inn, Park Inn, Quality Inn, Radisson Inn, and Sleep Inn brands.
(3) Includes Everhome Suites, Mainstay Suites, Suburban Studios, and WoodSpring Suites brands.
(4) Includes Econo Lodge and Rodeway brands.

							Exhibit 5
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	March 31, 2024		March 31, 2023		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	%	Rooms	%
Ascend Hotel Collection	202	22,833	210	23,552	(8)	(3.8)%	(719)	(3.1)%
Cambria Hotels	73	10,094	66	9,000	7	10.6%	1,094	12.2%
Radisson(1)	60	14,154	68	15,887	(8)	(11.8)%	(1,733)	(10.9)%
Comfort(2)	1,672	131,285	1,657	130,116	15	0.9%	1,169	0.9%
Quality	1,622	119,219	1,624	120,268	(2)	(0.1)%	(1,049)	(0.9)%
Country	426	33,990	432	34,494	(6)	(1.4)%	(504)	(1.5)%
Sleep	424	29,775	431	30,427	(7)	(1.6)%	(652)	(2.1)%
Clarion(3)	183	19,561	184	20,137	(1)	(0.5)%	(576)	(2.9)%
Park Inn	4	363	4	363	—	—%	—	—%
WoodSpring	240	28,960	214	25,834	26	12.1%	3,126	12.1%
MainStay	127	8,918	117	8,006	10	8.5%	912	11.4%
Suburban	108	9,226	75	6,700	33	44.0%	2,526	37.7%
Everhome	3	335	1	98	2	200.0%	237	241.8%
Econo Lodge	665	39,243	690	41,157	(25)	(3.6)%	(1,914)	(4.7)%
Rodeway	464	26,140	495	27,840	(31)	(6.3)%	(1,700)	(6.1)%
Domestic Franchises	6,273	494,096	6,268	493,879	5	0.1%	217	—%

International Franchises	1,215	136,032	1,199	132,945	16	1.3%	3,087	2.3%

Total Franchises	7,488	630,128	7,467	626,824	21	1.4%	3,304	0.5%

(1) Includes Radisson, Radisson Blu, Radisson Individuals, and Radisson Red brands.
(2) Includes Comfort family of brand extensions including Comfort Inn and Comfort Suites.
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe.

		Exhibit 6
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") AND ADJUSTED EBITDA
(dollar amounts in thousands)	Three months ended March 31,
	2024	2023

Net income	$31,009	$52,820
Income tax expense	9,199	14,675
Interest expense	20,181	14,084
Interest income	(1,731)	(1,883)
Other loss (gain)	1,336	(1,908)
Equity in net loss of affiliates	155	63
Depreciation and amortization	10,935	10,023
EBITDA	$71,084	$87,874
Share-based compensation	4,933	4,606
Mark to market adjustments on non-qualified retirement plan investments	3,719	1,817
Franchise agreement acquisition costs amortization and charges	3,527	2,661
Net reimbursable deficit (surplus) from franchised and managed properties	24,443	(874)
Business combination, diligence and transition costs	15,844	10,362
Operational restructuring charges	791	—
Adjusted EBITDA	$124,341	$106,446

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)
(dollar amounts in thousands, except per share amounts)	Three months ended March 31,
	2024	2023

Net income	$31,009	$52,820
Loss on investments in equity securities, net of dividend income	3,187	—
Net reimbursable deficit (surplus) from franchised and managed properties	16,922	(2,500)
Business combination, diligence and transition costs	11,947	7,854
Operational restructuring charges	596	—
Adjusted Net Income	$63,661	$58,174

Diluted Earnings Per Share	$0.62	$1.02
Loss on investments in equity securities, net of dividend income	0.06	—
Net reimbursable deficit (surplus) from franchised and managed properties	0.35	(0.05)
Business combination, diligence and transition costs	0.24	0.15
Operational restructuring charges	0.01	—
Adjusted Diluted Earnings Per Share (EPS)	$1.28	$1.12

		Exhibit 7
CHOICE HOTELS INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION - 2024 OUTLOOK
(UNAUDITED)

Guidance represents the company's range of estimated outcomes for the full year ended December 31, 2024

EBITDA AND ADJUSTED EBITDA
(in thousands)	Full Year	Full Year
	Lower Range	Upper Range

Net income	$260,000	$274,000
Income tax expense	84,200	88,800
Interest expense	92,800	93,900
Interest income	(6,100)	(6,100)
Other loss	300	300
Equity in net gain of affiliates	(700)	(400)
Depreciation and amortization	51,000	51,000
EBITDA	$481,500	$501,500
Mark to market adjustments on non-qualified retirement plan investments	3,700	3,700
Share-based compensation	20,500	20,500
Franchise agreement acquisition costs amortization	16,900	16,900
Net reimbursable deficit from franchised and managed properties	35,000	35,000
Business combination, diligence and transition costs	18,300	18,300
Operational restructuring charges	800	800
Global ERP system implementation and related costs	3,300	3,300
Adjusted EBITDA	$580,000	$600,000

ADJUSTED NET INCOME & DILUTED EARNINGS PER SHARE (EPS)
(in thousands, except per share amounts)	Full Year	Full Year
	Lower Range	Upper Range

Net income	$260,000	$274,000
Loss on investments in equity securities, net of dividend income	3,200	3,200
Net reimbursable deficit from franchised and managed properties	25,900	25,900
Business combination, diligence and transition costs	13,800	13,800
Operational restructuring charges	600	600
Global ERP system implementation and related costs	2,500	2,500
Adjusted Net Income	$306,000	$320,000

Diluted Earnings Per Share	$5.35	$5.65
Loss on investments in equity securities, net of dividend income	0.07	0.07
Net reimbursable deficit from franchised and managed properties	0.53	0.53
Business combination, diligence and transition costs	0.29	0.29
Operational restructuring charges	0.01	0.01
Global ERP system implementation and related costs	0.05	0.05
Adjusted Diluted Earnings Per Share (EPS)	$6.30	$6.60